Financial contact: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349, or alan.shuler@datakey.com
Industry contact: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com

NEWS FOR IMMEDIATE RELEASE

Datakey Announces 2003 Second Quarter Results

Minneapolis, July 31, 2003 — Datakey, Inc. (Nasdaq: DKEY), a leading developer of smart card technology for simplifying e-business security, today reported results for the second quarter ended June 30, 2003. Revenue from continuing operations for the second quarter was $1,033,000, down 45 percent from $1,897,000 for the same period last year. The second quarter loss from continuing operations was $872,000, or $.09 per share, compared to a loss of $528,000, or $.05 per share, in the year-earlier period.

Revenue for the six-month period ended June 30, 2003 was $1,827,000 compared to $4,362,000 for the same period last year. Net loss from continuing operations in the six-month period ended June 30, 2003 was $2,422,000, or $.24 per share compared to a net loss from continuing operations of $1,184,000, or $.12 per share in the year-earlier period.

“Although we attained improved results in the second quarter compared to the first quarter of 2003 we continue to be disappointed in the reduced revenue level resulting from a combination of factors including softness in the global PKI market, reduced IT spending and significantly extended program implementations,” said Tim Russell, President and CEO of Datakey. “Although not reflected in our financial results, we are pleased with our progress against the plan announced in the first quarter. That plan included the launch of new products, management changes and changes to our sales and marketing approach.”

Highlights of the Quarter Include:

New Executive Management
 We hired Chris Schwartzbauer, a proven, results-oriented sales leader, as Vice President of Sales and Business Development to lead the revitalization of our revenue by recruiting and training resellers to distribute our new Axis product line and to focus on segments of the market where our PKI-based products continue to gain acceptance. Our team is responding to the market challenges we face and we are optimistic about the opportunities these changes present for our future.

Axis Released
 Datakey reached a significant milestone during the second quarter as Datakey Axis, a new smartcard-based single sign-on product was released for commercial use. Based principally on positive results in the beta tests the Company received initial Axis orders from reseller partners. We are excited about the market reception Datakey Axis has received both from end-users and reseller partners. Our continued marketing and sales efforts will drive additional awareness of Datakey Axis within our target markets.

New US Government Customers
 During the second quarter, Datakey obtained orders from two new US Government customers who are implementing smart card-based ID badge programs. These customers will deploy Datakey smart ID badges to their employees enabling a single card to provide physical building and logical computer and network access. These programs continue to demonstrate the value of Datakey’s solution for smart ID badge programs.

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Financing
 Based on the current level of expenses and projected third quarter revenue, Datakey believes it has sufficient cash to fund its operations at least through the third quarter. Datakey is currently engaged in discussions with a group of accredited investors to obtain new equity, but there is no assurance that these discussions will result in a closing. If these discussions prove unsuccessful, the Company will consider other funding options and/or expense reductions. Any significant equity financing will likely require shareholder approval.

Guidance
 Our principal objectives in 2003 are to continue promoting Axis in the marketplace, seek to regain momentum in sales of our current PKI-focused products in selected markets and manage losses while conserving cash. Due to the uncertainty of our customer’s PKI project implementation plans, PKI market growth, IT spending growth and speed of market introduction of the new Datakey Axis solution we are not providing specific forward-looking revenue guidance at this time. We anticipate continued pressure on revenues throughout 2003 and we will not be profitable in the third quarter. Nevertheless we believe that the changes we are making will positively impact future financial results.

Forward-Looking Statements
 Statements in this press release related to the efficacy and marketability of the Datakey Axis are forward looking statements, which are subject to certain risks and uncertainties, which could materially affect the revenue potential of the Datakey Axis. Those risks and uncertainties include, but are not limited to, the ability of the Axis to perform as projected, market acceptance of the Axis and the sufficiency of Datakey’s resources to adequately market and sell the Axis. The Company’s ability to fund its operations in the fourth quarter and thereafter will depend on its ability to complete a financing in the third quarter. There is no assurance that a financing will be completed in the third quarter, and if a financing is completed it will be dilutive.

About Datakey Inc.
 Datakey Inc. (www.datakey.com) focuses on delivering complete smart card-based solutions that simplify access throughout the enterprise. Our solutions significantly increase the convenience and security for users logging into company resources by consolidating all digital credentials — including passwords, digital certificates, VPN credentials and biometric data — onto one smart card and automating access through a single sign-on. Datakey’s fully integrated smart card-based single sign-on systems allow our customers to automatically enforce stronger access controls while at the same time eliminating the need for the user to remember and manage multiple complex passwords.

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DATAKEY, INC.
CONDENSED STATEMENTS OF INCOME
(000’s except EPS)

	Three Months Ended		Six Months Ended

	June 30,	June 29,	June 30,	June 29,
	2003	2002	2003	2002

Total Revenue	$1,033	$1,870	$1,827	$4,362
Cost of sales	568	827	1,174	2,326

Gross Profit	465	1,043	653	2,036
Operating expenses
Engineering, R&D and technical support	517	590	1,066	1,172
Sales and marketing	707	795	1,483	1,677
General and administrative	117	198	535	396

Total Expenses	1,341	1,583	3,084	3,245

Operating Income (Loss)	(876)	(540)	(2,431)	(1,209)
Interest Income	4	12	9	25

Net Loss Before Taxes	(872)	(528)	(2,422)	(1,184)
Income Tax Expense	0	0	0	0

Net Income Loss From Continuing Operations	$(872)	$(528)	$(2,422)	$(1,184)

Loss Per Share-Continuing Operations	$(0.09)	$(0.05)	$(0.24)	$(0.12)

Income From Operations of Discontinued Segment	0	0	0	0
Gain On Disposal of Discontinued Segment	0	362	0	351

Total Income From Discontinued Operations	$0	$362	$0	$351

Net Income per Share From Discontinued Operations	$0.00	$0.04	$0.00	$0.03

Net Loss	$(872)	$(166)	$(2,422)	(833)

Net Loss Per Share, Primary and Fully Diluted	$(0.09)	$(0.02)	$(0.24)	$(0.08)

Weighted Average Common Shares-Primary and Fully Diluted	10,125	10,083	10,120	10,067

CONDENSED BALANCE SHEETS
(000’s )

	June 30,	Dec. 31,
	2003	2002

Assets
Cash	$1,064	$2,563
Other current assets	1,590	2,762
Non current assets	600	546

Total Assets	$3,254	$5,871

Liabilities and Equity
Current liabilities	$706	$1,017
Deferred Revenue	419	355
Equity	2,129	4,499

Total Liabilities and Equity	$3,254	$5,871

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